Exhibit 10.1

Corporate Governance agreement

This Corporate Governance Agreement (this “Agreement”) is entered into on June 29, 2016, between KaloBios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Martin Shkreli (the “Stockholder”).

WHEREAS, on December 29, 2015 (the “Petition Date”), the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), case number 15-12628 (LSS) (the “Bankruptcy Case”);

WHEREAS, the Stockholder filed a proof of claim against the Company in the Bankruptcy Case, which the Company and the Stockholder agreed to settle pursuant to that certain Settlement Stipulation, made and entered into on June 14, 2016, by and between the Company and the Stockholder (the “Settlement Stipulation”), which Settlement Stipulation was submitted to and approved by the Bankruptcy Court on June 15, 2016 by that certain Interim Order Pursuant To 11 U.S.C. § 105(A), 363 And 502 And Fed. R. Bankr. P. 9019 Approving Settlement Stipulation By And Between (I) The Debtor, And (II) Martin Shkreli, docket item 568 in the Bankruptcy Case, and on June 24, 2016 by that certain Final Order Pursuant To 11 U.S.C. § 105(a), 363 And 502 And Fed. R. Bankr. P. 9019 Approving Settlement Stipulation By And Between (I) The Debtor, And (II) Martin Shkreli, docket item 611 in the Bankruptcy Case, which permit, among other provisions, the entry into this Agreement;

WHEREAS, on June 16, 2016, the Bankruptcy Court entered the Findings Of Fact, Conclusions Of Law, And Order Confirming Second Amended Chapter 11 Plan Of Reorganization Of KaloBios Pharmaceuticals, Inc., docket item 581 in the Bankruptcy Case (the “Confirmation Order”, as further defined below);

WHEREAS, the parties’ entering into this Agreement is a condition to the effectiveness of the Plan of Reorganization (as defined below);

WHEREAS, it is contemplated that, pursuant to and immediately following the effectiveness of the Plan of Reorganization, the Stockholder together with his Affiliates and Associates (as such terms are defined below) will own Beneficially (as defined below) or of record approximately 1,913,206 of the outstanding shares of the Company’s capital stock; and

WHEREAS, the Company and the Stockholder desire to establish in this Agreement certain terms and conditions concerning the acquisition, disposition, holding and voting of securities of the Company by the Stockholder, and related provisions concerning the Stockholder’s relationship with the Company;

NOW, THEREFORE, in consideration of the mutual agreements and promises made in this Agreement by the parties, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

Section 1.	Effectiveness of Agreement. This Agreement shall be effective upon the effectiveness of the Plan of Reorganization (as defined below).

Section 2.	Certain Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Beneficial Ownership” or similar terms shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company and any duly authorized committee thereof.

“Confirmation Order” means the order confirming the Plan of Reorganization entered at docket item 581 in the Bankruptcy Case.

“Controlled Affiliate” means a person that directly, or indirectly through one or more intermediaries, is controlled by the Stockholder.

“E*Trade Account” means the individual brokerage account at E*Trade Securities LLC, 34 Exchange Place, 501 Plaza 2, Jersey City, New Jersey 07311, ending in the digits “02588,” which is the subject of the Restraining Order.

“Effective Date” means the sixty-first (61st) day following the effective date of the Plan of Reorganization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means any individual, partnership, joint venture, limited liability company, estate, association, corporation, trust, unincorporated organization or other entity of any kind or nature.

“Plan of Reorganization” means the Debtor’s Plan of Reorganization, dated April 7, 2016 and as amended from time to time, submitted by the Company in the Bankruptcy Case and as confirmed by the Bankruptcy Court by the Confirmation Order.

“Repurchase Right” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase from time to time from the Stockholder some or all of the Shares on the terms and conditions specified in the Call Notice.

“Restraining Order” means that certain Restraining Order, dated January 7, 2016, filed in United States v. Martin Shkreli, 15 Cr. 637 (KRM), as amended or modified from time to time in accordance with applicable law.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase from the Stockholder some or all of the Shares that the Stockholder may propose to sell in a Permitted Sale at the same price and on the same terms and conditions as those offered to the Proposed Purchaser and stated in the Sale Notice.

“Shares” means, as of any time from and after the date of this Agreement, all shares of capital stock of the Company then owned Beneficially or of record by the Stockholder or his Controlled Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“VWAP” means, for the 14 day period, the price determined by the first of the following clauses that applies: (a) if the security in question is then listed or quoted on a national securities exchange for trading, the volume weighted average price of such security for the preceding 14 day period on such national securities exchange as reported by Bloomberg, L.P.; (b) the volume weighted average price of such security for the preceding 14 day period in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P.; (c) if no dollar volume weighted average price for the preceding 14 days is reported for such security by Bloomberg, L.P. for such date, then the average of the highest closing bid price and the lowest closing ask price of any of the market makers of such security as reported in the “pink sheets” by Pink Sheets LLC; and (d) if the 14-day VWAP cannot be calculated for the security in question on a particular date on any of the foregoing bases, the fair market value of the security in question on such date as determined in good faith by a financial adviser chosen by the Board that is reasonably acceptable to the Stockholder (whose approval of such financial advisor shall not be unreasonably withheld or delayed).

Section 3.      Shares Covered. The provisions of this Agreement will apply to all of the Shares; provided, however, that, subject to the Stockholder’s obligations under Section 5, if any provision of this Agreement is determined to be in conflict with any provision of the Restraining Order, then the terms of the Restraining Order will apply with respect to any Shares held in the E*Trade Account. For avoidance of doubt, but again subject to the Stockholder’s obligations under Section 5, if any Shares are held in the E*Trade Account, then no provision of this Agreement is in any way intended to violate, conflict with, or otherwise infringe upon the terms of the Restraining Order.

Section 4.	Company Repurchase Rights.

4.1              Scope of Provision. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4 (with the exception of Section 4.5) are subject to the Stockholder’s obligations to participate in Sale Transactions in accordance with Section 9.

4.2              60-Day Period Rights. During the sixty (60) day period from and after the effective date of the Plan of Reorganization until the Effective Date (the “60-Day Period”), the Stockholder shall not transfer any of his Shares unless such transfer is at a price per Share not less than the Market Discount Price (as defined below).

4.3              Initial Period Rights.

(a)                Company Repurchase Right. Subject to the terms of this Section 4.3(a), the Stockholder hereby unconditionally and irrevocably grants to the Company a Repurchase Right to purchase any or all of the Shares for a period of 120 days following the Effective Date (the “Initial Period”) at a purchase price per Share equal to the greater of (a) $2.50 (the “Minimum Purchase Price”) and (b) a 10% discount to the VWAP per Share during the fourteen (14) day period immediately prior to the date of the Call Notice (as defined below) (the “Market Discount Price”) (any such purchase, a “Repurchase”). The Company (or its permitted transferee or assign exercising the Repurchase Right) shall provide written notice to the Stockholder of its intent to exercise the Repurchase Right (such notice, the “Call Notice”). The Call Notice shall specify the number of Shares to be Repurchased, the purchase price thereof, if applicable, the calculation of the VWAP per Share for the fourteen (14) day period immediately prior to the date of the Call Notice. The closing of the Repurchase shall take place, and all payments from the Company (or its permitted transferee or assign) shall have been delivered to the Stockholder, on the fourteenth (14th) day following the date of delivery (determined in accordance with Section 13.1 hereof) of the Call Notice (such date of delivery of the Call Notice, the “Call Notice Delivery Date” and the period between the Call Notice Delivery Date and the closing, the “Funding Period”), unless the Company (or its permitted transferee or assign) and the Stockholder agree to an earlier closing date. At or before the closing, the Stockholder shall deliver or cause to be delivered to the Company (or its permitted transferee or assign) a stock certificate or certificates, properly endorsed for transfer, representing the Shares being Repurchased (or, in the case of any Shares that are not represented by certificates, such documentation as is necessary to effect such transfer).

(b)               Permitted Sales. Subject to the terms of this Section 4.3(b) and Section 4.3(c), during the Initial Period the Stockholder may sell from time to time any or all of his Shares (subject to compliance by the Stockholder with applicable securities laws) to any Person other than an Affiliate or Associate of the Stockholder at a price per Share that is equal to or greater than the Market Discount Price (any such sale, a “Permitted Sale”); provided, however, that (a) no Permitted Sale may occur during a Funding Period and (b) the Stockholder shall provide written notice to the Company of his intent to effect a Permitted Sale (a “Sale Notice”) not less than thirty days prior to the consummation of such Permitted Sale (it being understood and agreed that the Permitted Sale may close prior to the end of such thirty day period if the Company does not timely exercise its Right of First Refusal pursuant to Section 4.3(c)). The Sale Notice shall specify the material terms and conditions (including price and form of consideration) of the proposed Permitted Sale, the identity of the purchaser or purchasers in the proposed Permitted Sale (the “Proposed Purchaser”), and the intended date of consummation of the proposed Permitted Sale.

(c)                Company Right of First Refusal. The Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase any and all Shares the Stockholder proposes to sell in a Permitted Sale during the Initial Period (any such purchase, a “ROFR Purchase”). To exercise its Right of First Refusal, the Company (or its permitted transferee or assign) must deliver an irrevocable written notice to the Stockholder within ten days (including Saturdays and Sundays, but excluding days on which banking institutions in the State of New York are authorized or obligated by law or executive order to close) after the date of delivery of the Sale Notice (determined in accordance with Section 13.1 hereof) (such date of delivery of the Sale Notice, the “Sale Notice Delivery Date”). The closing of the Permitted Sale or ROFR Purchase, as applicable, shall take place, and all payments from the Proposed Purchaser or the Company (or its permitted transferee or assign), as applicable, shall have been delivered to the Stockholder, by the later of (a) the date specified in the Sale Notice and (b) fifteen (15) business days after the Sale Notice Delivery Date, and any proposed Permitted Sale for which the Company did not exercise its Right of First Refusal and that is not consummated by such date shall require a new Sale Notice and again be subject to the Company’s Right of First Refusal in accordance with this Section 4.3(c). At or before the closing of a ROFR Purchase, the Stockholder shall deliver or cause to be delivered to the Company (or its permitted transferee or assign) a stock certificate or certificates, properly endorsed for transfer, representing the Shares being purchased (or, in the case of any Shares that are not represented by certificates, such documentation as is necessary to effect such transfer).

4.4              Second Period Rights. The Stockholder hereby unconditionally and irrevocably grants to the Company a Repurchase Right to purchase any or all of the Shares for a period of sixty (60) days following the expiration of the Initial Period (the “Second Period”) and otherwise on the same terms and conditions as the Repurchase Right in effect during the Initial Period granted pursuant to Section 4.3(a). During the Second Period, the Stockholder may sell from time to time any or all of his Shares (subject to compliance by the Stockholder with applicable securities laws), provided however, that if the Company provides the Shareholder with a Call Notice before Shareholder notifies the Company of his intent to sell Shares, the Shareholder shall not dispose of any Shares subject to the Call Notice between delivery of the Call Notice and expiration of the Funding Period.

4.5              Shares Transferred to Affiliates or Associates. Notwithstanding anything to the contrary contained in this Agreement:

(a)                the Stockholder hereby represents and warrants that, as of the date of this Agreement, (i) all of the Shares are owned Beneficially and of record only by the Stockholder, (ii) no Controlled Affiliate owns Beneficially or of record any capital stock of the Company, and (iii) to the best of the Stockholder’s knowledge after reasonable inquiry, no other Affiliate or Associate of the Stockholder owns Beneficially or of record any capital stock of the Company; and

(b)               the Stockholder shall not transfer any Shares to any of his Affiliates or Associates unless, in addition to complying with any other applicable provision of this Agreement and with applicable securities laws, as a condition precedent to the Company’s recognizing such transfer, each such transferee (an “Affiliated Transferee”) shall agree in writing to be subject to each of the terms of this Agreement as an additional Stockholder party by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by an Affiliated Transferee, such Affiliated Transferee shall be deemed to be a Stockholder for all purposes under this Agreement.

4.6              Effect of Failure to Comply. Any transfer of Shares not made in compliance with the requirements of this Agreement shall be null and void, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. The Stockholder agrees that, to ensure compliance with the transfer restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. If the Stockholder becomes obligated to sell any Shares to the Company or any of its permitted transferees or assigns under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company or such permitted transferee or assign may, at its option, in addition to all other remedies it may have, send to the Stockholder the purchase price for such Shares as is herein specified and transfer to the name of the Company or such permitted transferee or assign (or request that the Company effect such transfer in the name of such permitted transferee or assign) on the Company’s books the certificate or certificates representing the Shares to be sold (or, in the case of any Shares that are not represented by certificates, make such other notations on the Company’s books as shall be necessary to effect such transfer). The Stockholder and the Company acknowledge and agree that any breach of this Agreement would result in substantial harm to the Company and/or the Stockholder for which monetary damages alone could not adequately compensate. Therefore, the Stockholder and the Company unconditionally and irrevocably agree that the Company and the Stockholder shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Sales not made in strict compliance with this Agreement).

4.7              Legends. The Stockholder and the Company shall take all necessary action such that each stock certificate evidencing Shares shall bear a legend indicating that such Shares are subject to the terms of this Agreement. If any Shares are not represented by certificates, the foregoing legend shall instead be included on any book-entry confirmation or notification to the registered holder of such Shares.

Section 5.       Approvals. At any time and from time to time that the Company determines it to be advisable, the Stockholder shall use commercially reasonable efforts to obtain the consent of any and all requisite governmental authorities and E*Trade Securities LLC, and the Stockholder shall cooperate with the Company in seeking any such consent, in connection with the parties’ entering into and performing their respective obligations under this Agreement.

Section 6.	Quorum & Voting Restrictions.

6.1              Quorum. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action by consent in lieu of such a meeting, the Stockholder shall take all necessary action to cause the Shares to be present thereat for purposes of establishing a quorum.

6.2              Proportionate Vote Requirement. With respect to each matter submitted for the approval of stockholders of the Company and each nominee submitted for election as a director of the Company (whether at an annual or special meeting of stockholders of the Company or pursuant to an action by consent in lieu of such a meeting), the Stockholder shall vote (or cause to be voted) each Share in a manner that is proportionate to the manner in which all shares of capital stock of the Company (other than the Shares) are voted with respect to such matters and nominees, such that, for any matter or nominee, the Shares shall reflect voting results with respect to “shares voted for,” “shares voted against,” “shares abstained” and “shares withheld” proportionate to such aggregate voting results for shares of capital stock of the Company that are not owned Beneficially or of record by the Stockholder and that are voted at the meeting (in person or by proxy) or by written consent on the matter or nominee (the “Proportionate Vote Requirement”). For avoidance of doubt, the parties acknowledge that broker non-votes and shares not present at a meeting are not shares “voted” “on the matter or nominee” within the meaning of the foregoing sentence, and voting results with respect to “broker non-votes” and “shares not present at the meeting” shall be disregarded in determining the Stockholder’s voting obligations pursuant to the Proportionate Vote Requirement in respect of any matter or nominee described above.

6.3              Record Owners. To the extent the Stockholder is not the record owner of any Shares, the Stockholder shall use his best efforts to cause the record owner and any nominees of the record owner of such Shares to comply with all of the provisions of this Agreement in respect of such Shares.

6.4              Proxy. The Stockholder hereby irrevocably appoints as his proxy and attorney-in-fact the present and future officers of the Company, and each of them, with full power of substitution and resubstitution, from the date hereof until the termination of this Agreement, to vote the Shares in accordance with the Proportionate Vote Requirement and to sign or execute on behalf of the Stockholder any ballot, proxy, consent, certificate or other document relating to the Company that the law permits or requires in a manner consistent with the Proportionate Vote Requirement. This proxy is coupled with an interest and is intended to secure the voting agreements provided for in this Agreement and shall be irrevocable, and the Stockholder will take such commercially reasonable further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares.

Section 7.      Board Composition. The parties hereby acknowledge and agree that (a) the Stockholder will not have any right to nominate directors for election to the Board, whether in accordance with any advance notice provisions in the Company’s bylaws or otherwise, and (b) in connection with all director elections and any proposals for the removal of directors, the Stockholder will vote and cause to be voted the Shares in accordance with the Proportionate Vote Requirement.

Section 8.      Standstill. The Stockholder agrees that, for a period of twenty-four (24) months from and after the date of this Agreement, neither he nor any of his Controlled Affiliates will, and he and his Controlled Affiliates will not cause or encourage any other Person to, without the prior written approval of the Board, in any manner, directly or indirectly:

(a)                purchase or acquire record or Beneficial Ownership of any securities, derivative instruments with respect to any securities, property or assets of the Company or any of its subsidiaries, other than as the result of any stock split, stock dividend, reverse stock split or similar transaction;

(b)               effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in, any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries;

(c)                “solicit” or become a “participant” in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of capital stock of the Company in connection with any vote on any matter (whether or not relating to the election or removal of directors), or agree or announce an intention to vote with any Person undertaking a “solicitation,” other than in response to the Board’s “solicitation” of “proxies” and in compliance with the Proportionate Vote Requirement;

(d)               form or join in or in any way participate in any “group” (as defined in the Exchange Act or the rules promulgated thereunder) with respect to any securities of the Company;

(e)                make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any transaction involving the Company;

(f)                otherwise act, alone or in concert with others, to seek to control or influence the management, Board, or policies of the Company;

(g)               submit any proposal to be considered by the stockholders of the Company, including pursuant to any advance notice provisions in the Company’s bylaws;

(h)               take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in the preceding clauses (a)–(g); or

(i)                 enter into any discussions, arrangements, understandings or agreements (whether written or oral) with any other Person with respect to any of the matters set forth in the preceding clauses (a)–(g).

The Stockholder also agrees not to request that the Company or any of its directors, officers, employees or agents, directly or indirectly, amend or waive any provision of this Section 8 (including this sentence). Any acquisition or purchase of securities of the Company not made in compliance with the requirements of this Section 8 shall be null and void, and the Stockholder agrees to transfer all such securities to the Company for the aggregate nominal amount of $1.00 for all such securities.

Section 9.       Sale Transactions. Subject to the terms of the Restraining Order, if the Board determines that a self-tender or exchange offer or similar transaction (a “Sale Transaction”) is in the best interests of the public stockholders of the Company, the Stockholder agrees (a) to sell (or to cause the record holder of any Shares to sell) all of the Shares pursuant to and in accordance with the terms of such Sale Transaction so long as the terms of such Sale Transaction comply with price terms set forth in Section 4.3(a) and (b) to execute and deliver (or to cause the record holder of any Shares to execute and deliver) all related documentation and to take (or cause the record holder of any Shares to take) such other action in his (or such record holder’s) capacity as a stockholder of the Company as shall reasonably be necessary to carry out the terms and provisions of this Section 9, including without limitation executing and delivering instruments of conveyance and transfer, consents, waivers, governmental filings, stock certificates duly endorsed for transfer and any similar or related documents. In relation to any such Sale Transaction, Shareholder shall not be required to give any representations or warranties other than that he is the beneficial owner of the Shares. Shareholder shall have no indemnification obligations in relation to any such Sale Transaction.

Section 10.     Interested Transactions. Subject to Section 4 and Section 9, the parties agree that any material transaction between the Stockholder (or any of his Affiliates and Associates) and the Company, or relating to this Agreement, including without limitation any amendment, modification or waiver of any provision of this Agreement, shall not be taken without the prior approval thereof by the Board.

Section 11.	Stockholder Acknowledgements & Agreements. The Stockholder hereby acknowledges and agrees as follows:

11.1          Big Boy Representation. The Stockholder understands and acknowledges that the Company is in possession of information about the Company and its securities (which may include material non-public information) that may or may not be material or superior to information available to the Stockholder, and the Stockholder has specifically requested that it not be provided with any such information. The Stockholder acknowledges that, in the event the Stockholder sells the Shares to the Company pursuant to any Repurchase, ROFR Repurchase, or Sale Transaction, it is doing so without any reliance on the Company. The Stockholder and the Company understand and acknowledge that neither party would enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to the parties in entering into this Agreement. The Stockholder hereby waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of material non-public information.

11.1          Separate Counsel Representation. The Stockholder has independently participated in the negotiation of this Agreement and has been represented by separate counsel. In connection with the Stockholder’s entry into this Agreement, neither the Company nor its counsel is advising the Stockholder on any aspects of law, including without limitation compliance with Sections 13 and 16 under the Exchange Act or Section 5 of the Securities Act and the exemptions thereunder.

Section 12.     Mutual General Releases.

12.1          Releases by the Company. Except for the obligations set forth in this Agreement, the Company, on behalf of itself, its bankruptcy estate, and any subsequently appointed trustee or bankruptcy estate representative, and its present, former and future principals, agents, officers, directors, employees, successors, assigns, attorneys, insurers, affiliates and subsidiaries, hereby waives, releases and discharges the Stockholder from any and all demands, claims, liabilities, damages, actions, causes of action, fines, penalties, expenses, costs and fees whatsoever existing as of the date hereof, whether now known or unknown, matured or not matured, asserted or not asserted, prior to the Petition Date or during the Bankruptcy Case and specifically including any and all claims or causes of action under Chapter 5 of the Bankruptcy Code.

12.2          Releases by the Stockholder. Except for the obligations set forth in this Agreement, the Stockholder, on behalf of himself and his present, former and future agents, successors, assigns, attorneys, insurers, affiliates and subsidiaries, hereby waives, releases and discharges the Company, the Company’s bankruptcy estate, and the Company’s present, former and future principals, agents, successors, assigns, attorneys, affiliates and subsidiaries, from any and all demands, claims, liabilities, damages, actions, causes of action, fines, penalties, expenses, costs and fees whatsoever existing as of the date hereof, whether now known or unknown, matured or not matured, asserted or not asserted, prior to the Petition Date or during the Bankruptcy Case. For the avoidance of doubt, the Company covenants that it shall not assert, and shall not cause or encourage any other Person to assert, that the release of the Stockholder’s claims pursuant to this Section 12.2 impairs in any way the Stockholder’s rights to coverage under any D&O Insurance Policies (as defined in the Plan of Reorganization) or other insurance policies in which the Company has an interest under which coverage may be available to the Stockholder in the event an action has been or may be commenced against the Stockholder relating to his connection with the Company.

Section 13.     Miscellaneous.

13.1          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent, if to the Stockholder, to:

Martin Shkreli
245 East 40th Street, 18H

New York, NY 10016

with a copy to:

Scott L. Vernick, Esq.
Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103-3222
Fax: (215) 299-2150
Email: svernick@foxrothschild.com

if to the Company, to:

KaloBios Pharmaceuticals, Inc.
1000 Marina Boulevard, #250

Brisbane, CA 94005-1878

Attn: Dr. Cameron Durrant

Fax: (650) 243-3260

Email: cdurrant@kalobios.com

with a copy to:

Peter A. Ivanick, Esq.
Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Fax: (212) 918-3100
Email: peter.ivanick@hoganlovells.com

or such address as such party may hereafter specify for the purpose of notice to the parties hereto.

13.2          Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein.

13.3          Amendments; Waiver. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Stockholder. Any amendment, termination, or waiver effected in accordance with this Section 13.3 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof of the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.4          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.5          Governing Law; Jurisdiction; Selection of Forum. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. Each party to this Agreement hereby irrevocably and unconditionally (a) agrees that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consents to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) consents to service of process in accordance with Section 13.1 with the same legal force and validity as if served upon such party personally within the State of Delaware or in such other manner as may be permitted by applicable law, (d) waives any objection to the laying of venue of any such action or proceeding in the Delaware Court and (e) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

13.6          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.7          Specific Performance. The Company and the Stockholder acknowledge and agree that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by the Company or the Stockholder of the provisions of this Agreement, in addition to any remedy at law, the Stockholder and the Company, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

13.8          Titles and Subtitles. The section titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.9          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

KALOBIOS PHARMACEUTICALS, INC.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chief Executive Officer and Chairman

MARTIN SHKRELI

/s/ Martin Shkreli

[Signature Page to Corporate Governance Agreement]

EXHIBIT A
ADOPTION AGREEMENT

This Adoption Agreement is executed on [●], 20[●], by the undersigned (the “Holder”) pursuant to the terms of that Corporate Governance Agreement, dated as of June [●], 2016, between the Company and the Stockholder (as it may be amended from time to time, the “Agreement”). Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.

By execution of this Adoption Agreement, the Holder hereby agrees as follows:

1. The Holder acknowledges and agrees that shares of capital stock of the Company are being transferred to the Holder (such shares, the “Transferred Shares”) in accordance with Section 3.5 of the Agreement and that, after such transfer, the Holder shall be considered a “Stockholder” for all purposes of the Agreement;

2. The Holder hereby agrees that the Transferred Shares, and any other shares of capital stock or other securities of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement;

3. The Holder hereby adopts the Agreement with the same force and effect as if the Holder were originally a party thereto; and

4. Any notice required or permitted by the Agreement shall be given to the Holder at the address, facsimile number and email address listed below the Holder’s signature hereto.

[HOLDER]

By:	/s/ [●]
Name: [●] Title: [●]

Address:

[●]
[●]
[●]
Fax: [●]
Email: [●]